Exhibit 10.13

CDRT Holding Corporation
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, NY 10152

May 25, 2011

CONFIDENTIAL

Randel G. Owen
1103 Northwood Lane
Castle Rock, CO 80108

Dear Randy:

Effective with respect to the period beginning on the closing of the Merger (as defined in the Rollover Agreement, dated as of May 25, 2011, to which you and CDRT Holding Corporation are parties), your base salary will increase to $505,000 per year.  All other terms and conditions of your employment agreement dated February 10, 2005, as amended on January 1, 2009, March 12, 2009, and May 18, 2010 will remain the same.

Sincerely,

/s/William Sanger
William A. Sanger
Chief Executive Officer

Accepted and agreed:

/s/Randel G. Owen
Randel G. Owen